EXHIBIT 12.1

                 IKON OFFICE SOLUTIONS, INC. AND SUBSIDIARIES
                      RATIO OF EARNINGS TO FIXED CHARGES
                            (dollars in thousands)


                                                           Fiscal Year Ended September 30
                                          --------------------------------------------------------------
                                             1997         1996          1995        1994        1993
                                          --------------------------------------------------------------
Earnings
   Income from continuing operations      $122,362      $164,893      $115,011     $  1,996    $  61,276
   Add:
     Loss from unconsolidated affiliate                                             117,158        2,538
     Provision for income taxes             90,751       107,984        75,501       41,315       40,093
     Fixed charges                         192,021       127,970        82,672       60,481       49,524
                                           -------       -------       -------      -------       ------
   Earnings, as adjusted            (A)   $405,134      $400,847      $273,184     $220,950     $153,431
                                           =======       =======       =======      =======      =======

Fixed charges
   Other interest expense, including
      interest on capital leases          $146,117      $105,222      $ 61,888     $ 44,096     $ 39,044
   Estimated interest component of
      rental expense                        27,203        22,748        20,784       16,385       10,480
   Prepayment penalties on early
      extinguishment of debt                18,701
                                           -------       -------       -------      -------      -------
   Total fixed charges              (B)   $192,021      $127,970      $ 82,672     $ 60,481     $ 49,524
                                           =======       =======       =======      =======      =======

Ratio of earnings to fixed charges
                (A) divided by (B)             2.1(1)        3.1(2)        3.3          3.7          3.1
                                           =======       =======       =======      =======      =======

(1) Excluding the effect of transformation costs, the ratio of earnings to fixed charges for the fiscal year ended September 30, 1997 is 2.8.
(2) Excluding the effect of transformation costs, the ratio of earnings to fixed charges for the fiscal year ended September 30, 1996 is 3.3.